EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-135905) of Tribune Company of our report dated March 14, 2008, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

We also hereby consent to the incorporation by reference in the above registration statement of our reports dated March 14, 2008 relating to the financial statements of Tribune Broadcasting Holdco, LLC and Tribune Finance, LLC which also appear in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Chicago, Illinois
March 14, 2008